Exhibit 21.1

Nova LifeStyle, Inc. and subsidiaries as of December 31, 2013

Subsidiary Name	Jurisdiction of Incorporation	Percentage Owned
Diamond Bar Outdoors, Inc.	California, U.S.	100%
Bright Swallow International Group Limited	British Virgin Islands	100%
Nova Furniture Limited	British Virgin Islands	100%
* Nova Furniture Macao Commercial Offshore Ltd.	Macao	100%
* Nova Furniture (Dongguan) Co., Ltd.	People’s Republic of China	100%
* Nova Dongguan Chinese Style Furniture Museum	People’s Republic of China	100%	(1)
* Dongguan Ding Nuo Household Products Co., Ltd.	People’s Republic of China	90.91%(2)

*           Indicates subsidiary of a subsidiary.

(1)	Wholly owned non-profit subsidiary of Nova Furniture (Dongguan) Co., Ltd.

(2)
Held 90.91% by Nova Furniture and 9.09% by Mr. Gu XingChang, in order to satisfy certain local regulatory requirements and to expedite the registration process of the new company in China.  Mr. Gu’s share was put in escrow and trust with Nova Furniture. Therefore, Nova Furniture effectively controls 100% of Ding Nuo.